Exhibit 4(a)

AMENDMENT NO. 3

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Employee Stock Ownership Plan ("Plan") effective July 1, 2000, on behalf of various affiliated companies; and

WHEREAS, the Plan was amended and restated effective January 1, 2002 and subsequently amended by Amendment No. 1 and 2; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.             Effective January 1, 2008, Sections 2.5, 5.5, and 7.10 are amended to read as follows:

2.5           "Compensation" shall have the meaning set forth in Schedule A, for Participants in the Participating Company listed therein, except as provided in the next sentence.  Solely for purposes of the maximum allocation rules of Section 5.5 and the definition of “Highly Compensated Eligible Employee” in this Article, “Compensation” shall mean total wages as reported in the box titled “Wages, tips, other compensation” of Form W-2 (i.e. wages as defined in section 3401(a) of the Code and all other payments of compensation for which the Participating Company is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code) plus salary reduction contributions and other amounts excluded from gross income under section 125 (relating to cafeteria plans), 132(f)(4) (relating to qualified transportation fringe benefit plans), 402(e)(3) (relating to section 401(k) cash or deferred plans), 402(h)(1)(B) (relating to simplified employee pensions) or 403(b) (relating to tax-deferred annuities) of the Code; and compensation deferred under an eligible deferred compensation plan within the meaning of section 457(b) of the Code.  Solely for purposes of the maximum allocation rules under Section 5.5, Compensation shall exclude any amount paid after the Participant’s severance from employment with a Participating Company, unless the amount is paid by the later of (i) 2-1/2 months after the Participant’s severance from employment or (ii) the end of the year that includes the date of the Participant’s severance from employment and such amount is (x) regular compensation for services, including overtime, commissions, bonuses or similar payments that would have been paid to the Participant if he had continued in employment with the Participating Company, or (y) payment for unused accrued bona fide sick, vacation, or other leave, that the Participant would have been able to use the leave if employment with the Participating Company had continued or (z) nonqualified deferred compensation that would have been paid to the Participant at the same time if he had remained in employment with the Participating Company and that is includible in the Participant’s gross income.  Notwithstanding the foregoing, the preceding sentence shall not apply to payments to an individual who does not currently perform services for a Participating Company by reason of Qualified Military Service, to the extent those payments do not exceed the amount the individual would have received had he continued to perform services for a Participating Company rather than entering military service.

5.5           Maximum Allocation.  Notwithstanding anything in this Article to the contrary, in no event shall contributions under the Plan violate the limitations set forth in section 415 of the Code, which are hereby incorporated into the Plan.  Effective for limitation years beginning on or after July 1, 2007, should there be any excess annual additions to Participant’s account in excess of the limitations of section 415 of the Code, such excess annual additions shall be corrected to the extent permitted by rules set forth in Internal Revenue Service revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin.

7.10           Optional Direct Transfer of Eligible Rollover Distributions.

(a)           (7)           Effective with respect to distributions made after December 31, 2007, a Roth IRA described in Code section 408A of the Code.
(d)           Notwithstanding the foregoing, a Participant may take a rollover distribution of Matching Contributions, provided; however that such a rollover can only be made to an individual retirement account or annuity contract described in section 408(a) or 408(b) of the Code, or, via a direct trustee-to-trustee transfer, to a qualified plan described in section 401(a) of the Code or an annuity contract described in section 403(b) of the Code that separately accounts for after-tax rollover contributions.
II.           Except as provided for in this Amendment No. 3, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 3 is executed this _____ day of ________________, 2009.

PPL SERVICES CORPORATION

By:_______________________________
Stephen R. Russo
Vice President-Human Resources
& Services